Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000

Xerox Reports First-Quarter 2017 Earnings

•	GAAP EPS from continuing operations of 2 cents, adjusted EPS of 15 cents; includes 3 cent charge related to Fuji Xerox matter

•	Total revenue of $2.45 billion, down 6.2% or 4.3% in constant currency year-over-year

•	Adjusted operating margin of 11.4 percent, up 0.9 points year-over-year

•	Operating cash flow of $190 million from continuing operations, up $103 million from the same period in 2016

•	Announced largest product launch in company’s history, delivering new technology to transform the workplace

NORWALK, Conn., April 25, 2017 - Xerox (NYSE: XRX) today announced its first-quarter 2017 financial results.

“I am pleased with our operational results in the first quarter,” said Jeff Jacobson, Xerox chief executive officer. “Revenue and cash flow were in-line with our expectations and, despite currency headwinds, operating margin expanded driven by productivity savings from our Strategic Transformation initiatives.” Jacobson added, “While we still have a lot to do, we laid the foundation to deliver on our full-year commitments.”

The company delivered first-quarter 2017 GAAP earnings per share (EPS) from continuing operations of 2 cents. Adjusted EPS was 15 cents, which excludes 13 cents per share of after-tax costs related to the amortization of intangibles, restructuring and related costs, certain retirement related costs, loss on extinguishment of debt and a tax benefit. During the quarter, the company’s earnings were impacted by a charge related to its equity investment in Fuji Xerox, resulting in a 3 cent reduction in both GAAP and adjusted EPS.

Revenues were $2.45 billion in the quarter, down 6.2 percent or 4.3 percent in constant currency. Post sale revenue was 80 percent of total revenue.

First-quarter adjusted operating margin, excluding the impact of the Fuji Xerox charge, was 11.4 percent, up 0.9 percentage points from the same quarter a year ago.

	EPS from continuing operations	Gross Margin	SAG as % of Revenue
GAAP Year-over-Year	$0.02 -$0.04	38.9% flat	27.1% +0.3 pts
Adjusted Year-over-Year	$0.15 -$0.03	39.8% +0.2 pts	25.8% -0.2 pts

Xerox generated operating cash flow of $190 million from continuing operations during the first quarter and ended the period with a cash balance of $1.05 billion. The company returned $87 million in dividends to shareholders and repaid $1.30 billion of debt.

Fuji Xerox is an unconsolidated entity in which Xerox owns a 25 percent interest and Fujifilm Holdings Corporation (Fujifilm) owns a 75 percent interest. On April 20, 2017, Fujifilm announced it is conducting a review of the accounting at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. The Fujifilm review is ongoing and a charge of approximately $30 million in the first quarter of 2017 represents Xerox’s share of the current Fujifilm estimated adjustments from this review.

Full Year 2017 Guidance
The company reiterated its full-year 2017 guidance of GAAP earnings from continuing operations of 44 to 52 cents per share and adjusted EPS of 80 to 88 cents per share.

Xerox continues to expect to generate operating cash flow from continuing operations of $700 to $900 million and free cash flow from continuing operations of $525 to $725 million in 2017.

About Xerox
Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work - and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe - in more than 160 countries - our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•
Adjusted EPS, for the first quarter 2017 as well as for the full-year 2017 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement related costs and other discrete adjustments.

•
Adjusted operating margin, for the first quarter 2017, that excludes other expenses, net in addition to the EPS adjustments noted above and includes equity income, as adjusted for the Fuji Xerox charge.

•	Adjusted Gross Margin and SAG (Selling, Administrative and General) as a percent of Revenue for the first quarter 2017, which excludes certain retirement related costs.

•	Constant currency revenue growth for the first quarter 2017, which excludes the effects of currency translation.

•	Free cash flow for the full-year 2017 guidance, which is operating cash flow from continuing operations less capital expenditures including internal use software.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2016 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a 25% equity interest and Fujifilm holds the remaining equity interest. On April 20, 2017, Fujifilm publicly announced it formed an independent investigation committee to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain sales leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. In first quarter 2017, we recognized a charge of approximately $30 million, which represents our share of the current Fujifilm estimated adjustments from this review, as publicly disclosed by Fujifilm. Fujifilm has publicly stated that it expects the investigation will be completed in May 2017, and that it intends to disclose the results shortly thereafter. Given our status as a minority investor, we have limited contractual and other rights to information and rely on Fuji Xerox and Fujifilm to provide information to us and are not involved in the investigation, including its scope and timing of completion. Although we have no reason not to rely on Fujifilm’s estimated adjustment and we are not aware of any additional amounts related to this matter that would have a material effect on our financial statements, this investigation is ongoing and our future results may include additional adjustments that are materially different from the amount of the charge that we have already recognized in connection with this matter and the period(s) to which the charge relates, and we can provide no assurances relative to the outcome of any governmental investigations or any consequences thereof.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2017	2016
Revenues
Sales	$936	$1,003
Services, maintenance and rentals	1,442	1,529
Financing	76	83
Total Revenues	2,454	2,615
Costs and Expenses
Cost of sales	567	614
Cost of services, maintenance and rentals	900	950
Cost of financing	33	33
Research, development and engineering expenses	118	126
Selling, administrative and general expenses	664	701
Restructuring and related costs	120	100
Amortization of intangible assets	14	14
Other expenses, net	54	45
Total Costs and Expenses	2,470	2,583
(Loss) Income Before Income Taxes & Equity Income(1)	(16)	32
Income tax benefit	(24)	(2)
Equity in net income of unconsolidated affiliates	16	37
Income from Continuing Operations	24	71
Loss from discontinued operations, net of tax	(6)	(35)
Net Income	18	36
Less: Net income attributable to noncontrolling interests	2	2
Net Income Attributable to Xerox	$16	$34

Amounts Attributable to Xerox:
Net income from continuing operations	$22	$69
Loss from discontinued operations, net of tax	(6)	(35)
Net Income Attributable to Xerox	$16	$34

Basic Earnings (Loss) per Share:
Continuing operations	$0.02	$0.06
Discontinued operations	(0.01)	(0.03)
Total Basic Earnings per Share	$0.01	$0.03
Diluted Earnings (Loss) per Share:
Continuing operations	$0.02	$0.06
Discontinued operations	(0.01)	(0.03)
Total Diluted Earnings per Share	$0.01	$0.03
____________________________
(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2016
Net income	$18	$36
Less: Net income attributable to noncontrolling interests	2	2
Net Income Attributable to Xerox	16	34

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	136	191
Unrealized gains, net	8	9
Changes in defined benefit plans, net	26	(112)
Other Comprehensive Income, Net	170	88
Less: Other comprehensive income, net attributable to noncontrolling interests	1	—
Other Comprehensive Income, Net Attributable to Xerox	169	88

Comprehensive Income, Net	188	124
Less: Comprehensive income, net attributable to noncontrolling interests	3	2
Comprehensive Income, Net Attributable to Xerox	$185	$122

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,045	$2,223
Accounts receivable, net	985	961
Billed portion of finance receivables, net	100	90
Finance receivables, net	1,261	1,256
Inventories	898	841
Assets of discontinued operations	—	1,002
Other current assets	426	619
Total current assets	4,715	6,992
Finance receivables due after one year, net	2,345	2,398
Equipment on operating leases, net	472	475
Land, buildings and equipment, net	641	660
Investments in affiliates, at equity	1,477	1,388
Intangible assets, net	280	290
Goodwill	3,808	3,787
Deferred tax assets, long-term	1,489	1,472
Other long-term assets	689	683
Total Assets	$15,916	$18,145
Liabilities and Equity
Short-term debt and current portion of long-term debt	$13	$1,011
Accounts payable	1,148	1,126
Accrued compensation and benefits costs	409	420
Unearned income	176	187
Liabilities of discontinued operations	—	1,002
Other current liabilities	878	908
Total current liabilities	2,624	4,654
Long-term debt	4,988	5,305
Pension and other benefit liabilities	2,239	2,240
Post-retirement medical benefits	694	698
Other long-term liabilities	191	193
Total Liabilities	10,736	13,090

Convertible Preferred Stock	214	214

Common stock	1,017	1,014
Additional paid-in capital	3,101	3,098
Retained earnings	4,987	5,039
Accumulated other comprehensive loss	(4,179)	(4,348)
Xerox shareholders’ equity	4,926	4,803
Noncontrolling interests	40	38
Total Equity	4,966	4,841
Total Liabilities and Equity	$15,916	$18,145

Shares of common stock issued and outstanding	1,016,584	1,014,375

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2016
Cash Flows from Operating Activities:
Net income	$18	$36
Loss from discontinued operations, net of tax	6	35
Income from continuing operations	24	71
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	133	142
Provision for receivables	13	13
Provision for inventory	5	9
Net gain on sales of businesses and assets	—	(20)
Undistributed equity in net income of unconsolidated affiliates	(16)	(37)
Stock-based compensation	13	10
Restructuring and asset impairment charges	110	98
Payments for restructurings	(60)	(21)
Defined benefit pension cost	62	43
Contributions to defined benefit pension plans	(23)	(34)
Increase in accounts receivable and billed portion of finance receivables	(77)	(49)
Collections of deferred proceeds from sales of receivables	48	59
Increase in inventories	(58)	(99)
Increase in equipment on operating leases	(52)	(62)
Decrease in finance receivables	65	64
Collections on beneficial interest from sales of finance receivables	6	8
Increase in other current and long-term assets	(57)	(37)
Increase (decrease) in accounts payable and accrued compensation	21	(76)
Increase (decrease) in other current and long-term liabilities	3	(64)
Net change in income tax assets and liabilities	(41)	(32)
Net change in derivative assets and liabilities	55	17
Other operating, net	16	84
Net cash provided by operating activities of continuing operations	190	87
Net cash used in operating activities of discontinued operations	(80)	(112)
Net cash provided by (used in) operating activities	110	(25)
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(17)	(19)
Proceeds from sales of land, buildings and equipment	1	19
Cost of additions to internal use software	(9)	(13)
Acquisitions, net of cash acquired	(11)	(18)
Other investing, net	1	1
Net cash used in investing activities of continuing operations	(35)	(30)
Net cash used in investing activities of discontinued operations	—	(95)
Net cash used in investing activities	(35)	(125)
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(1,324)	45
Common stock dividends	(81)	(71)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	—	1
Repurchases related to stock-based compensation	(7)	—
Distributions to noncontrolling interests	(1)	(11)
Proceeds from Conduent	161	—
Net cash used in financing activities	(1,258)	(42)

Effect of exchange rate changes on cash and cash equivalents	5	12
Increase in cash of discontinued operations	—	(2)
Decrease in cash and cash equivalents	(1,178)	(182)
Cash and cash equivalents at beginning of period	2,223	1,228
Cash and Cash Equivalents at End of Period	$1,045	$1,046

Financial Review
Separation Update
On December 31, 2016, Xerox Corporation completed the separation of its Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing (DT/DO) business (the “Separation”). The Separation was accomplished by moving the BPO business into a new legal entity, Conduent Incorporated ("Conduent"), and then distributing one hundred percent (100%) of the outstanding common stock of Conduent to Xerox Corporation stockholders (the “Distribution”). Conduent is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “CNDT”. As a result of the Separation and Distribution, the BPO business is presented as a discontinued operation and, as such, has been excluded from continuing operations for all periods presented.
Segment Changes
Following the separation of the BPO business, we realigned our operations to better manage the business and serve our customers. In 2017 we transitioned to a geographic focus and are primarily organized from a sales perspective on the basis of “go-to-market” sales channels. These sales channels are structured to serve a range of customers for our products and services. As a result of this transition and change in structure, we concluded that we have one operating and reportable segment - the design, development and sale of document management systems and solutions. Our chief executive officer was identified as the chief operating decision maker (“CODM”). All of the Company’s activities are interrelated, and each activity is dependent upon and supportive of the other, including product development, supply chain and back-office support services. In addition, all significant operating decisions are largely based upon an analysis of Xerox at the consolidated level, including assessments related to the Company’s incentive compensation plan, as well as at the Board level.

Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Equipment sales	$502	$542	(7.4)%	(5.7)%	20%	21%
Post sale revenue	1,952	2,073	(5.8)%	(3.9)%	80%	79%
Total Revenue	$2,454	$2,615	(6.2)%	(4.3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$936	$1,003	(6.7)%	(4.8)%
Less: Supplies, paper and other sales	(434)	(461)	(5.9)%	(3.8)%
Equipment Sales(1)	$502	$542	(7.4)%	(5.7)%

Services, maintenance and rentals	$1,442	$1,529	(5.7)%	(3.8)%
Add: Supplies, paper and other sales	434	461	(5.9)%	(3.8)%
Add: Financing	76	83	(8.4)%	(6.8)%
Post Sale Revenue(1)	$1,952	$2,073	(5.8)%	(3.9)%

North America	$1,473	$1,542	(4.5)%	(4.8)%	60%	59%
International	852	919	(7.3)%	(1.5)%	35%	35%
Other	129	154	(16.2)%	(16.2)%	5%	6%
Total Revenue (2)	$2,454	$2,615	(6.2)%	(4.3)%	100%	100%

Memo:
Managed Document Services (3)	$819	$836	(2.0)%	0.4%	33%	32%
____________________________
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems equipment sales to other sales, which are included in Post Sale Revenue.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $714 million in first quarter 2017 and $726 million in first quarter 2016, representing a decline of 1.7% including a 2.0-percentage point negative impact from currency.

First quarter 2017 total revenues decreased 6.2% as compared to first quarter 2016, with a 1.9-percentage point negative impact from currency. First quarter 2017 total revenues reflect the following:

•	Post sale revenue decreased 5.8% as compared to first quarter 2016, with a 1.9-percentage point negative impact from currency. Post Sale revenue is comprised of the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS) offerings that transferred to Xerox from the Business Process Outsourcing (BPO) business upon Separation. These revenues declined 5.7%, with a 1.9-percentage point negative impact from currency; the decline at constant currency[1] reflected lower installs in prior periods and ongoing decline in page volumes.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues declined 5.9%, with a 2.1-percentage point negative impact from currency. The decline at constant currency[1] was driven by lower original equipment manufacturer (OEM) supplies as well as lower supplies demand (both in U.S. and European channels) consistent with lower equipment sales in prior periods, partly offset by higher supplies sales in developing markets which benefited partially from a weaker prior year.

◦
Financing revenue is generated from financed equipment sale transactions. The 8.4% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods, along with a 1.6-percentage point negative impact from currency.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Entry	$88	$94	(6.4)%	(5.5)%	18%	18%
Mid-range	317	347	(8.6)%	(7.0)%	63%	64%
High-end	93	99	(6.1)%	(3.7)%	19%	18%
Other	4	2	NM	NM	NM	NM
Equipment Sales(1)	$502	$542	(7.4)%	(5.7)%	100%	100%
____________________________
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems equipment sales to other sales, which are included in Post Sale Revenue.

•
Equipment sales revenue decreased 7.4% as compared to first quarter 2016, with a 1.7-percentage point negative impact from currency. Revenue declined across all product areas, including the impact of price declines of approximately 5% which are in-line with our historic impact. The decline in mid-range sales reflects lower revenue from black-and-white consistent with overall market decline trends, as well as the anticipated impact of upcoming product launches. The decline in entry sales reflects lower OEM activity, which more than offsets the benefit of new products already launched and growth in developing markets (partially as a result of a weaker prior year). The decline in high-end sales reflects lower revenues from our black-and-white systems, consistent with overall market decline trends, partially offset by high-end color revenue growth driven by iGen and continuous feed more than offsetting lower sales of entry production systems related to timing of upcoming product launches. High-end color sales also included lower digital front-end (DFE) sales to Fuji Xerox.

Revenue Metrics
Total Installs
Install activity includes Managed Document Services and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry2

•	15% increase in color multifunction devices, reflecting demand for recently launched products in this space.

•	1% increase in black-and-white multifunction devices driven largely by a higher level of large deals for low-end printers in developing markets, compared to a weaker first quarter in the prior year.
Mid-Range3

•	Mid-range color installs were flat compared to prior year, as growth in developing markets offset the anticipated timing impact of upcoming product launches.

•	24% decrease in mid-range black-and-white, reflecting overall market decline as well as the anticipated timing impact of upcoming product launches.
High-End3

•	15% decrease in high-end color systems due to timing of installs and upcoming product launches.

•	25% decrease in high-end black-and-white systems, consistent with overall market decline and trends.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. First quarter 2017 signings were approximately $532 million in Total Contract Value (TCV). Signings decreased 6.0% from first quarter 2016, with a 0.4-percentage point favorable impact from currency, reflecting lower contribution from renewals. On a trailing twelve month (TTM) basis, signings decreased 5.5% at constant currency1 from the comparable prior year period. New business TCV at constant currency1 increased 1.3% from first quarter 2016 and decreased 15.1% on a TTM basis; this performance is the result of ongoing competitive pressure in the market partially amplified by the timing of product launches, as well as price discipline. Our reported signings mostly represent those from our Large Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging Systems channel.
Note: TCV is the estimated total contractual revenue related to signed contracts.

Renewal rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. First quarter 2017 contract renewal rate was 81%, a decrease of 1-percentage point as compared to our full year 2016 renewal rate of 82%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
	Reported			Adjusted(1)
(in millions)	2017	2016	B/(W)	2017	2016	B/(W)
Gross Profit	$954	$1,018	$(64)	$977	$1,035	$(58)
RD&E	118	126	8	110	118	8
SAG	664	701	37	633	680	47

Equipment Gross Margin	30.4%	30.7%	(0.3) pts.	N/A	N/A	N/A
Post sale Gross Margin	41.0%	41.1%	(0.1) pts.	42.2%	41.9%	0.3 pts.
Total Gross Margin	38.9%	38.9%	—	39.8%	39.6%	0.2 pts.
RD&E as a % of Revenue	4.8%	4.8%	—	4.5%	4.5%	—
SAG as a % of Revenue	27.1%	26.8%	(0.3) pts.	25.8%	26.0%	0.2 pts.

Pre-tax (Loss) Income	$(16)	$32	$(48)	N/A	N/A	N/A
Pre-tax (Loss) Income Margin	(0.7)%	1.2%	(1.9) pts.	N/A	N/A	N/A
Equity in net income of unconsolidated affiliates	16	37	(21)	46	37	9
Operating Profit	N/A	N/A	N/A	280	274	6
Operating Margin	N/A	N/A	N/A	11.4%	10.5%	0.9 pts.

Memo:
Non-service retirement-related costs	$62	$46	$(16)	N/A	N/A	N/A
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure. In fourth quarter 2016, we began to include equity income in the calculation of adjusted operating income and margin. Prior periods have been restated accordingly to conform to current year presentation.
Pre-tax Loss Margin
First quarter 2017 pre-tax loss margin of 0.7% declined 1.9-percentage points as compared to first quarter 2016. The higher loss was primarily driven by higher restructuring, higher non-service retirement related costs and higher Other expenses, Net.
Adjusted Operating Margin1
First quarter 2017 adjusted operating margin1 of 11.4% increased 0.9-percentage points as compared to first quarter 2016. The improvement was driven primarily by cost productivity and savings from strategic transformation, including restructuring savings, that outpaced the rate of revenue decline. Those improvements were partially offset by 1.1-percentage points from adverse currency. Equity in net income of unconsolidated affiliates, during the first quarter 2017, included a charge of approximately $30 million that represents our share of the current Fujifilm estimated adjustments associated with an accounting review at Fuji Xerox’s New Zealand subsidiary related to lease receivables. We have excluded this impact for adjusted operating income1 and adjusted operating margin1 in order to provide a more normalized view of our operations for the quarter. See "Equity in net income of unconsolidated affiliates" section for further information.

Gross Margin
First quarter 2017 gross margin of 38.9% was flat compared to first quarter 2016. On an adjusted1 basis, gross margin of 39.8% increased by 0.2-percentage points. This performance reflects cost savings from strategic transformation and cost productivity, partly offset by adverse transaction currency of 1.1-percentage point.

First quarter 2017 equipment gross margin of 30.4% decreased 0.3-percentage points as compared to first quarter 2016, as a result of adverse transaction currency and pricing that more than offset product cost productivity.

First quarter 2017 post sale gross margin of 41.0% decreased 0.1-percentage points as compared to first quarter 2016. On an adjusted1 basis, post sale gross margin of 42.2% improved 0.3-percentage points, as a result of cost savings from strategic transformation, including restructuring, which more than offset the pace of revenue decline and the impact of adverse transaction currency.
Research, Development and Engineering Expenses (RD&E)
First quarter 2017 RD&E as a percentage of revenue of 4.8% was flat from first quarter 2016. On an adjusted1 basis, RD&E was 4.5% of revenue and was flat compared to first quarter 2016.
RD&E of $118 million decreased by $8 million compared to first quarter 2016. On an adjusted1 basis, RD&E of $110 million decreased by $8 million. We strategically coordinate our R&D investments with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 27.1% increased by 0.3-percentage points from first quarter 2016. On an adjusted1 basis, SAG was 25.8% of revenue and decreased 0.2-percentage points, reflecting productivity and cost savings from strategic transformation, including restructuring savings, that more than outpaced the decline in revenues.
SAG of $664 million was $37 million lower than first quarter 2016. On an adjusted1 basis, SAG of $633 million decreased $47 million, including an approximately $12 million favorable impact from currency and reflected the following:

•	$37 million decrease in selling expenses, reflecting in part, lower compensation expenses consistent with lower revenues.

•	$11 million decrease in general and administrative expenses.

•	$1 million increase in bad debt expense. First quarter 2017 bad debt expense remained at less than one percent of receivables.
Non-Service Retirement-Related Costs
Non-service retirement-related costs were $16 million higher than first quarter 2016, primarily driven by higher losses from pension settlements.
Restructuring and Related Costs
Restructuring and related costs of $120 million include restructuring and asset impairment charges of $110 million as well as $10 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
First quarter 2017 net restructuring and asset impairment charges of $110 million included $110 million of severance costs related to headcount reductions of approximately 1,000 employees worldwide and $2 million of lease cancellation. The first quarter 2017 actions impacted several functional areas, with approximately 30% of the actions focused on gross margin improvements, approximately 60% on SAG reductions and approximately 10% on RD&E optimization. These costs were partially offset by $2 million of net reversals for changes in estimated reserves from prior period initiatives.
During first quarter 2016, restructuring and related costs were $100 million which included restructuring and asset impairment charges of $98 million as well as $2 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
First quarter 2016 net restructuring and asset impairment charges of $98 million included $98 million of severance costs related to headcount reductions of approximately 1,400 employees worldwide and $1 million of lease cancellation costs. The first quarter 2016 actions impacted several functional areas, with approximately half of the actions focused on gross margin improvements and approximately half on SAG reductions. These costs were partially offset by $1 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of March 31, 2017 for all programs was $178 million, of which $175 million is expected to be spent over the next twelve months.
In second quarter 2017, we expect to incur additional restructuring charges of approximately $50 million for actions and initiatives that have not yet been finalized. We continue to expect restructuring and related costs of approximately $225 million for full year 2017.
Amortization of Intangible Assets
First quarter 2017 amortization of intangible assets of $14 million was flat compared to first quarter 2016.
Worldwide Employment
Worldwide employment was approximately 37,200 as of March 31, 2017 and decreased by approximately 400 from December 31, 2016. The reduction is primarily due to the impact of restructuring and productivity-related reductions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2017	2016
Non-financing interest expense	$36	$54
Interest income	(2)	(1)
Gains on sales of businesses and assets	—	(20)
Currency losses, net	3	4
Litigation matters	—	1
Loss on sales of accounts receivables	3	4
Loss on early extinguishment of debt	13	—
All other expenses, net	1	3
Total Other Expenses, Net	$54	$45

Non-financing interest expense
First quarter 2017 non-financing interest expense of $36 million was $18 million lower than first quarter 2016. When combined with financing interest expense (cost of financing), total interest expense declined by $18 million from first quarter 2016 primarily due to a lower debt balance reflecting the repayment of approximately $1.3 billion of debt in the first quarter 2017 as well as repayment of approximately $1.0 billion in 2016.
Gains on sales of businesses and assets
First quarter 2016 gains on sales of businesses and assets of $20 million were primarily related to the sale of surplus technology assets.
Loss on early extinguishment of debt
During the first quarter of 2017, we recorded a $13 million loss associated with the repayment of $300 million in Senior Notes. See "Debt Exchange" section for further information.

Income Taxes
First quarter 2017 tax benefit was at an effective tax rate of 150.0%, which was higher than the U.S. statutory tax rate primarily due to the favorable re-measurement of certain unrecognized tax positions. On an adjusted1 basis, first quarter 2017 tax expense was at an effective tax rate of 27.5%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits and the geographical mix of profits. The adjusted1 effective tax rate excludes the majority of the benefit from the re-measurement of certain unrecognized tax positions as well as the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.

First quarter 2016 tax benefit was at an effective tax rate of (6.3)% and on an adjusted1 basis, first quarter 2016 tax expense was at an effective tax rate of 21.4%. These rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement-related costs, separation costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 25% to 28% for second quarter and full year 2017.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. First quarter 2017 equity income of $16 million decreased by $21 million compared to first quarter 2016.  During first quarter 2017, our Fuji Xerox equity earnings included an out-of-period adjustment of receivables. The receivables adjustment was the result of a review of accounting practices at Fuji Xerox’s New Zealand subsidiary (FXNZ) related to the recovery of receivables associated with certain bundled leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. Fuji Xerox’s parent, Fujifilm Holdings Corporation, is in the process of completing its review of the accounting practices at FXNZ related to these lease receivables. Our equity earnings in the first quarter includes a charge of approximately $30 million, that represents our share of the current Fujifilm estimated adjustments from this review. While the investigation is ongoing, we are not currently aware of any additional adjustments related to this matter that would have a material effect on our financial statements.

Net Income from Continuing Operations
First quarter 2017 net income from continuing operations attributable to Xerox was $22 million, or $0.02 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $154 million, or $0.15 per diluted share. First quarter 2017 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs as well as other discretely identified adjustments.
First quarter 2016 net income from continuing operations attributable to Xerox was $69 million, or $0.06 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $186 million, or $0.18 per diluted share. First quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs and non-service retirement-related costs.
The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the first quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Business Process Outsourcing (BPO):
As previously noted, on December 31, 2016, Xerox completed the Separation of its BPO business through the Distribution of all of the issued and outstanding stock of Conduent to Xerox Corporation stockholders. As a result of the Separation and Distribution, the financial position and results of operations of the BPO Business are presented as a discontinued operation and, as such, have been excluded from continuing operations for all periods presented.
Separation costs were $8 million for the three months ended March 31, 2017 and 2016, and are included in Loss from discontinued operations, net of tax, in the accompanying Condensed Consolidated Statements of Income. Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the Separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the Separation.
Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended March 31,
(in millions)	2017	2016
Revenue	$—	$1,671

Cost of services	—	1,409
Other expenses(1)	8	311
Total of Costs and Expenses	8	1,720

Net loss before income taxes	(8)	(49)
Income tax benefit	2	14
Loss from discontinued operations, net of tax	$(6)	$(35)
____________________________
(1) In addition to the $8 million of Separation related costs, 2016 also includes $1 million of interest on the $1.0 billion Senior Unsecured Term Facility, which was required to be repaid upon completion of the Separation and therefore was reported in the loss from discontinued operations.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 13%, while Entry black-and-white multifunction devices decreased 3%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices were flat, and High-end color systems declined 26%.

Capital Resources and Liquidity
The following summarizes our cash and cash equivalents:

	Three Months Ended March 31,
(in millions)	2017	2016	Change
Net cash provided by operating activities of continuing operations	$190	$87	$103
Net cash used in operating activities of discontinued operations	(80)	(112)	32
Net cash provided by (used in) operating activities	110	(25)	135

Net cash used in investing activities of continuing operations	(35)	(30)	(5)
Net cash used in investing activities of discontinued operations	—	(95)	95
Net cash used in investing activities	(35)	(125)	90

Net cash used in financing activities	(1,258)	(42)	(1,216)

Effect of exchange rate changes on cash and cash equivalents	5	12	(7)
Increase in cash of discontinued operations	—	(2)	2
Decrease in cash and cash equivalents	(1,178)	(182)	(996)
Cash and cash equivalents at beginning of period	2,223	1,228	995
Cash and Cash Equivalents at End of Period	$1,045	$1,046	$(1)
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $190 million in first quarter 2017. The $103 million increase in operating cash from first quarter 2016 was primarily due to the following:

•
$6 million increase in pre-tax income before depreciation and amortization, gain on sales of businesses and assets, stock-based compensation, restructuring and related costs and defined benefit pension cost.

•	$92 million increase in accounts payable and accrued compensation primarily related to the year-over-year timing of supplier and vendor payments.

•	$41 million increase from a lower seasonal first quarter build-up of inventory primarily reflecting reduced inventory requirements, partially offset by the inventory impact of new product launches.

•	$11 million increase from lower pension contributions.

•	$10 million increase due to lower placements of equipment on operating leases reflecting decreased installs.

•	$42 million decrease from higher restructuring and related payments.

•	$39 million decrease from accounts receivable primarily due to the timing of collections and a reduction in sales of receivables.
Cash Flows from Investing Activities
Net cash used in investing activities of continuing operations was $35 million in first quarter 2017 (including $11 million related to a Global Imaging acquisition) as compared to $30 million in the prior year period (including $18 million related to a Global Imaging acquisition).
Cash Flows from Financing Activities
Net cash used in financing activities was $1,258 million in first quarter 2017. The $1,216 million increase in the use of cash from first quarter 2016 was primarily due to the following:

•
$1,369 million increase from net debt activity. 2017 reflects payments of $1.0 billion on Senior Notes and net payments of $326 million on the tender and exchange of certain Senior Notes including transaction costs. First quarter 2016 reflects net proceeds of $749 million from a Senior Unsecured Term Facility offset by a $700 million Senior Notes payment.

•	$10 million increase from common stock dividends.

•	$7 million increase from repurchases related to a stock-based compensation vesting.

•	$161 million decrease reflecting the final cash adjustment with Conduent.

•	$10 million decrease due to lower distributions to noncontrolling interests.

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	March 31, 2017	December 31, 2016
Principal debt balance(1)	$5,049	$6,349
Net unamortized discount	(41)	(43)
Debt issuance costs	(30)	(21)
Fair value adjustments(2)
- terminated swaps	20	27
- current swaps	3	4
Total Debt	$5,001	$6,316
____________________________

(1)	Includes Notes Payable of $5 million and $4 million as of March 31, 2017 and December 31, 2016, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Debt Exchange
In March 2017, we completed a private offering to exchange portions of certain series of outstanding Senior Notes due 2018 through 2020 having an aggregate principal balance of $600 million for $300 million of new Senior Notes due 2022 and $322 million in cash consideration, which included a $22 million exchange premium.
The new Senior Notes bear a fixed coupon rate of 4.07% and are due March 17, 2022. There were no other significant changes to the terms between the old and new Senior Notes. We recorded a loss of approximately $9 million for the exchange premium and other carrying value adjustments related to the portion of the old notes exchanged for cash. However, the old notes exchanged for the new Senior Notes were accounted for as a debt modification and therefore approximately $9 million related to the exchange premium and other carrying value adjustments for that portion was carried over as an adjustment to the carrying value of new Senior Notes and is expected to be accreted over the term of the new Senior Notes. Transaction costs incurred on the exchange and paid to third parties of $4 million were expensed as part of the loss.

Separation Debt Activity
In connection with the Separation, Conduent made a cash distribution of approximately $1.8 billion to Xerox in fourth quarter 2016. Xerox used a portion of the cash distribution proceeds to repay its $1.0 billion Senior Unsecured Term Facility in January 2017, which was required to be repaid upon completion of the Separation. This $1.0 billion of cash and debt was excluded from the Cash and cash equivalents and Total Debt at December 31, 2016, respectively, and was reported in Current Assets and Current Liabilities of discontinued operations at December 31, 2016, respectively. Interest expense associated with this borrowing incurred during 2016 was included in the Loss from discontinued operations, net of tax. Xerox used the balance of the proceeds received as well as cash on hand to repay its $500 million 6.75% Senior Notes and $500 million 2.95% Senior Notes that came due in first quarter 2017.
Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2017	December 31, 2016
Total finance receivables, net (1)	$3,706	$3,744
Equipment on operating leases, net	472	475
Total Finance Assets, net (2)	$4,178	$4,219
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2016 includes an increase of $30 million due to currency.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2017	December 31, 2016
Finance receivables debt(1)	$3,243	$3,276
Equipment on operating leases debt	413	416
Financing debt	3,656	3,692
Core debt	1,345	2,624
Total Debt	$5,001	$6,316
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Of the accounts receivable sold and derecognized from our balance sheet, $473 million and $531 million remain uncollected as of March 31, 2017 and December 31, 2016, respectively. Our risk of loss following the sales of accounts receivable is limited to the outstanding deferred purchase price receivable. These receivables are included in Other current assets in the accompanying Condensed Consolidated Balance Sheets and were $53 million and $48 million at March 31, 2017 and December 31, 2016, respectively. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended March 31,
(in millions)	2017	2016
Accounts receivable sales	$511	$592
Deferred proceeds	52	71
Loss on sales of accounts receivable	3	4
Estimated (increase) decrease to operating cash flows (1)	(65)	26
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2016 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a 25% equity interest and Fujifilm holds the remaining equity interest. On April 20, 2017, Fujifilm publicly announced it formed an independent investigation committee to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain sales leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. In first quarter 2017, we recognized a charge of approximately $30 million, which represents our share of the current Fujifilm estimated adjustments from this review, as publicly disclosed by Fujifilm. Fujifilm has publicly stated that it expects the investigation will be completed in May 2017, and that it intends to disclose the results shortly thereafter. Given our status as a minority investor, we have limited contractual and other rights to information and rely on Fuji Xerox and Fujifilm to provide information to us and are not involved in the investigation, including its scope and timing of completion. Although we have no reason not to rely on Fujifilm’s estimated adjustment and we are not aware of any additional amounts related to this matter that would have a material effect on our financial statements, this investigation is ongoing and our future results may include additional adjustments that are materially different from the amount of the charge that we have already recognized in connection with this matter and the period(s) to which the charge relates, and we can provide no assurances relative to the outcome of any governmental investigations or any consequences thereof.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2017 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement-related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Other discrete, unusual or infrequent items: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of the items and their impact on our results for the period: 1) a loss on early extinguishment of debt; and 2) a benefit from the remeasurement of a tax matter related to a previously adjusted item. We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.

Adjusted Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Operating income and margin also includes equity in net income of unconsolidated affiliates. Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary intermediary to the Asia/Pacific market for distribution of Xerox branded products and services. As previously disclosed, first quarter Equity in net income of unconsolidated affiliates included a charge that represents our share of the current Fujifilm estimated adjustments associated with an accounting review at Fuji Xerox’s New Zealand subsidiary related to lease receivables. We have excluded this impact for adjusted operating income and margin in order to provide a more normalized view of our operations for the quarter. See Equity in Net Income of Unconsolidated Affiliates for additional information regarding this charge.

Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures (inclusive of internal use software) from cash flows from continuing operations. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$22	$0.02	$69	$0.06
Adjustments:
Restructuring and related costs	120		100
Amortization of intangible assets	14		14
Non-service retirement-related costs	62		46
Loss on extinguishment of debt	13		—
Income tax adjustments(2)	(61)		(43)
Remeasurement of unrecognized tax positions	(16)		—
Adjusted	$154	$0.15	$186	$0.18
Weighted average shares for adjusted EPS(3)		1,052		1,021
Fully diluted shares at end of period(4)		1,052
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)
Average shares for the 2017 quarterly calculation of adjusted EPS includes 27 million shares associated with our Series B convertible preferred stock and therefore the related quarterly dividend of $4 million was excluded. Average shares for the 2016 quarterly calculation of adjusted EPS excludes 27 million shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend of $6 million was included.

(4)
Represents common shares outstanding at March 31, 2017 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the first quarter 2017.

Effective Tax Rate reconciliation:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$(16)	$(24)	150.0%	$32	$(2)	(6.3)%
Non-GAAP Adjustments(2)	209	61		160	43
Remeasurement of unrecognized tax positions	—	16		—	—
Adjusted - revised (3)	$193	$53	27.5%	$192	$41	21.4%
____________________________

(1)	Pre-Tax (Loss) Income and Income Tax Benefit from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax (Loss) Income(1)	$(16)	$2,454	(0.7)%	$32	$2,615	1.2%
Adjustments:
Restructuring and related costs	120			100
Amortization of intangible assets	14			14
Non-service retirement-related costs	62			46
Equity in net income of unconsolidated affiliates	16			37
Receivables write-off - Fuji Xerox	30			—
Other expenses, net	54			45
Adjusted Operating Profit/Margin	$280	$2,454	11.4%	$274	$2,615	10.5%
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(1)	Profit and Revenue from continuing operations.

Equity in net income of unconsolidated affiliates reconciliation:

(in millions)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Equity in net income of unconsolidated affiliates - Reported	$16	$37
Adjustment:
Receivables write-off - Fuji Xerox	30	—
Equity in net income of unconsolidated affiliates - Adjusted	$46	$37

Key Financial Ratios reconciliation:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
(in millions)	As Reported(1)	Non-service retirement- related costs	Adjusted	As Reported(1)	Non-service retirement- related costs	Adjusted
Total Revenue	$2,454	$—	$2,454	$2,615	$—	$2,615
Total Gross Profit	954	23	977	1,018	17	1,035
Post sale revenue	1,952	—	1,952	2,073	—	2,073
Post sale gross profit	801	23	824	852	17	869
RD&E	118	(8)	110	126	(8)	118
SAG	664	(31)	633	701	(21)	680

Total Gross Margin	38.9%		39.8%	38.9%		39.6%
Post sale Gross Margin	41.0%		42.2%	41.1%		41.9%
RD&E as a % of Revenue	4.8%		4.5%	4.8%		4.5%
SAG as a % of Revenue	27.1%		25.8%	26.8%		26.0%
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(1)	Revenue and costs from continuing operations.

Guidance:

Earnings per Share
FY 2017
GAAP EPS from Continuing Operations	$0.44 - $0.52
Non-GAAP Adjustments	0.36
Adjusted EPS from Continuing Operations	$0.80 - $0.88
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Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs and non-service retirement-related costs.

Free Cash Flow
(in millions)	FY 2017 Estimated
Operating Cash Flows from Continuing Operations	$ ~700 - 900
Less: Capital Expenditures (including Internal Use Software)	(175)
Free Cash Flows from Continuing Operations	$ ~525 - 725

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2017	2016
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$22	$69
Accrued dividends on preferred stock	(4)	(6)
Adjusted net income from continuing operations available to common shareholders	$18	$63
Net loss from discontinued operations attributable to Xerox	(6)	(35)
Adjusted net income available to common shareholders	$12	$28
Weighted average common shares outstanding	1,016,151	1,013,033
Basic Earnings (Loss) per Share:
Continuing operations	$0.02	$0.06
Discontinued operations	(0.01)	(0.03)
Total	$0.01	$0.03
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$22	$69
Accrued dividends on preferred stock	(4)	(6)
Adjusted net income from continuing operations available to common shareholders	$18	$63
Net loss from discontinued operations attributable to Xerox	(6)	(35)
Adjusted net income available to common shareholders	$12	$28
Weighted average common shares outstanding	1,016,151	1,013,033
Common shares issuable with respect to:
Stock options	—	850
Restricted stock and performance shares	8,417	6,640
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	1,024,568	1,020,523
Diluted Earnings (Loss) per Share:
Continuing operations	$0.02	$0.06
Discontinued operations	(0.01)	(0.03)
Total	$0.01	$0.03
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	—	2,104
Restricted stock and performance shares	15,749	18,718
Convertible preferred stock	26,966	26,966
Total Anti-Dilutive Securities	42,715	47,788

Dividends per Common Share	$0.0625	$0.0775

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of two main go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this area range from approximately $150 to $1,000.

•
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K. Prices in this area range from approximately $1,000 to $20,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems range from approximately $20,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS).